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                                                                     EXHIBIT 10K


                              UNITRODE CORPORATION

                FY99 GUIDELINES FOR WAGE/SALARY ADMINISTRATION,
              PROFIT-SHARING & SUPPLEMENTARY COMPENSATION PROGRAMS


STATEMENT OF POLICY

It is Unitrode's policy to recognize the contribution of its employees through various compensation and benefits programs which are based upon equity and individual performance. These programs are administered without regard to race, religion, color, sex, sexual orientation or preference, age, national origin, or disability.


I.   WAGE/SALARY ADMINISTRATION

Wage/Salary guidelines are developed annually by the Vice President, Human Resources with the approval of the CEO and are designed to keep Unitrode's wage/salary structure competitive with wage/salaries paid for similar work under similar conditions. Compensation relating to all officers of the Company is approved by the Executive Compensation Committee of the Board of Directors and the Board of Directors of the Company. (Senior officers include the CEO and the Vice Presidents who report directly to the CEO.)

GUIDELINES FOR FY99:

As a result of the most recent market analysis using industry and regional data, Unitrode established a Focal Review budget for FY99 consisting of 4.5% merit and 0.7% promotion/adjustment, for a total of 5.2%. This budget will be in effect for all U.S.-based categories of employees.

The calculation of 5.2% will be based on the actual reported payroll base (excluding overtime, bonuses and fringe benefits, and adjusting for any layoffs) from the previous fiscal year (for the twelve months ending January 31, 1998).

The following conditions also apply:

     1. Any increases (whether merit or merit-plus-promotion) greater than 10% must be approved by the CEO;

     2. Any increase which raises an employee's salary to or above $100,000 must be approved by the CEO.


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     3.   Any newly hired employee or newly created position with a proposed annual salary of $100,000 or above must be approved by the CEO prior to the offer being made or before the position is created.

     4. Any senior officer's salary change must first be approved by the CEO and then by the Executive Compensation Committee of the Board of Directors.

          NOTE: SENIOR OFFICERS ARE DEFINED AS THE CEO AND VICE PRESIDENTS WHO REPORT DIRECTLY TO THE CEO.

     5. All compensation changes, regardless of amount or percentage of change, must have three approval signatures - the employee's supervisor, the supervisor's supervisor, and a Human Resources Representative. (In the case of senior officers, the Vice President, Human Resources, will authorize on behalf of HR.)

     6. The Annual Operating Plan (AOP) for FY99 should be prepared using these wage/salary guidelines; and,

     7. The Vice President-Human Resources is responsible for ensuring that the conditions of these guidelines are followed.


II.  PROFIT SHARING/401(k) SAVINGS PLAN

PURPOSE

Unitrode's Profit Sharing/401(k) Savings Plan (the "Plan"), as stated in the Summary Plan Description for the Plan, is designed to reward long and loyal service by providing eligible employees with retirement benefits and to offer them an opportunity to contribute a portion of their wages/salary before taxes are charged on those contributed amounts.


ELIGIBILITY

Employees are eligible to participate in the Plan during the next open enrollment after completing three months of continuous service. (Enrollment occurs during the first month of each calendar quarter.) In order to receive a discretionary contribution a participant must be an employee as of December 31 of the fiscal year for which the contribution is made. (For further details as to eligibility, please consult the Plan document.)

ADMINISTRATION AND CONTRIBUTION(S)

1. The Plan is a defined contribution plan and is administered in compliance with the Plan document. Unitrode matches all employee contributions up to a maximum of 4% of wages/ salary at a rate of $.50 for each dollar contributed. A qualified participant may contribute up to 15% of his/her wages/salary, except certain highly compensated


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     employees, in accordance with IRS regulations, whose contributions are limited to a lesser percentage determined annually by the Retirement Committee, in order for the Plan to qualify as nondiscriminatory by the IRS.

2. In addition, the Board of Directors, at its sole discretion, may make an annual Profit Sharing contribution to eligible participants based on a percentage of eligible wages (up to $160,000, in accordance with IRS regulations). The Profit Sharing contribution is also subject to anti-discriminatory regulations as required under ERISA. Final awards as determined by the application of the attached matrix are subject to discrimination testing prior to the actual award.


ACCRUAL  GUIDELINES

1. All employer matching contributions, as well as estimated profit sharing awards, should be incorporated into the AOP.

2. All employer matching contributions to Unitrode's 401(k) Savings Plan are to be accrued in accordance with the provisions of the Plan and expensed on a monthly basis.

3.   All operations should accrue monthly/quarterly for Profit Sharing:

     a) At a percentage of eligible wages as determined by the AOP or the latest forecast.

     b) The ratio of accrual for bonuses and profit sharing should be maintained as indicated in the proposed payment schedule.

     c) The profit sharing accrual must be included in the Company's profit margin and reported earnings per share.

     d) At the discretion of the CEO, profit sharing may be accrued even if the Company is operating at minimal profitability.

AWARDS

At year-end, Unitrode senior management will review the accrued profit sharing contribution along with the Company's financial results and will make a recommendation to the Board of Directors for action. If no profit sharing contribution is to be recommended, then bonuses, except those as approved specifically by the CEO, will not be awarded. All contributions are subject to discrimination testing and other applicable IRS regulations.


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     1.   The Board of Directors will take action upon the recommendation after the fiscal year-end results are determined and audited by the Company's independent auditors.

     2. All awards as voted by the Board of Directors will be granted in compliance with the Plan provisions.


III. MANAGEMENT BONUS PROGRAM

PURPOSE

The purpose of Unitrode's Management Bonus Program is to reward those key employees who are identified by a Corporate Senior Officer (the CEO and his direct reports) as responsible for driving the business objectives of the Corporation.

ELIGIBILITY

Participation in the Management Bonus Program is limited to those key contributors who are recommended for the program by the appropriate Senior Officer, approved by the Board of Directors, and who:

     1. Are active employees on the day of the award or were active employees on the last day of the fiscal year but who terminated employment before the day of the award due to death, disability, involuntary termination (except termination for cause as defined in Corporate Policy 2-4, Subsection III-D) or retirement.

          - Retirement, for the purposes of eligibility for bonus distribution, will be defined as follows: A participant in the management bonus program who has attained the age of at least 55 years which would entitle that person to receive early retirement recognition.

     1. Have been identified as participants at the time of the approval of the AOP or at the time of employment (or promotion).

          - To be eligible, a newly hired employee must be an employee for at least three months prior to the end of the fiscal year on January
               31. For any participant who has been employed for less than one year, such employee's award shall be prorated from the date of eligibility.

     1.   Are NOT eligible for a sales commission program; and

     2.   Are approved for participation by the CEO.


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Note: Any employee who transfers out of the Management Bonus Plan during the course of the year will be given pro-rata credit for the time in the plan. In addition, he/she will be given pro-rata credit for remaining time in the "all other employees" plan unless ineligible as a result of #3 above.

ACCRUAL

1. Bonuses, including officers' bonuses, should be incorporated into the AOP, approved by the CEO, and accrued for throughout the year with appropriate adjustment for realistic expectation of individual achievement of performance objectives (e.g., if individual objectives are challenging, on average each eligible employee might be expected to achieve about 80% of his/her individual objectives which, in turn, determine 50% of the bonus award.)

2. Bonus accruals should be reversed if necessary to preserve the profit margin of the AOP and within the guidelines established below, to maintain an appropriate ratio to the profit sharing accrual.

IMPLEMENTATION

1. The financial objectives defined in the AOP will be assigned a Profit Sharing/Bonus target A through H by the CEO which will guide the Company in designing its program and establishing the appropriate accrual for the Management Bonus Program

2. Once the Bonus Plan is approved by the CEO and the Board of Directors, the appropriate Senior Officer should establish objectives for each qualified employee

AWARDS

1.   Bonuses for FY99 will be distributed as follows:

     a) A total of 28% of a participant's bonus will be based on the achievement of quarterly EPS targets. The achievement of these quarterly targets will be considered "all or nothing" and will not be subject to extrapolation. The potential "Payout" will be combined with 1.b and 1.c on or about March FY00.

     b) A total of 36% of a participant's bonus will be based on the achievement of Unitrode's annual EPS achievement.

     c) A total of 36% of a participant's bonus will be based on the achievement of a clear set of objectives which are agreed upon by the supervising senior officer, the employee, the employee's supervisor, and the VP of Human Resources,

     Note: the objectives must be agreed upon by these individuals in February FY99 and the resulting score must be authorized by theses same individuals on the following February FY00 upon completion of FY99.


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2.   The amount of the award will be determined as a percentage of the participant's annual base salary at the time the award is paid out.

VI.  BONUS PROGRAM -- ALL OTHER EMPLOYEES

PURPOSE

Based on the performance of the corporation, the Company may make cash awards for FY99. The purpose of this bonus program is to reward those employees who are not participants in the Management Bonus Program for their contribution to the overall success of Unitrode's performance objectives and goals in a fiscal year.

ELIGIBILITY

Participation in this program is limited to employees who are not participants in the Management Bonus Plan and:

1. Have been employees for at least three months prior to the end of the fiscal year on January 31; and

2. Are active employees on the day of the award or were active employees on the last day of the fiscal year, but who terminated employment before the day of the award due to death, disability, involuntary termination (with the exception of termination for cause), or retirement. See Section III-1. Employees with less than 12 months' participation will be prorated from the date of eligibility as stated above.


Note; the Design Engineering Incentive Plan operates in addition to the "All Other Employees Plan."